EXHIBIT 99.1


CONTACT:
BREED TECHNOLOGIES, INC.
FRED CARUSO, CHIEF RESTRUCTURING OFFICER
863-668-6584

                                                           FOR IMMEDIATE RELEASE

                      BREED PROPOSES INTERNAL RESTRUCTURING

         LAKELAND, FL., SEPTEMBER 28, 2000 -- BREED Technologies, Inc. ("BREED") (OTC:BDTTQ), one of the world's largest automotive occupant restraint suppliers, announced today that it intends to file an amended Plan of Reorganization in connection with its pending Chapter 11 bankruptcy proceeding, which provides for an internal restructuring of its business and a nearly one billion dollar reduction in the company's outstanding debt. The Company also announced that John Riess, a member of BREED's Board of Directors and the former Chairman of the Board and Chief Executive Officer of Gates Rubber Company, has been named the company's Chief Executive Officer replacing Johnnie Cordell Breed.

         In commenting on the proposed plan Riess stated, "This filing is the beginning of the end of a long, extensive process to find a solution to BREED's financial difficulties." BREED had previously filed a proposed plan, which provided for either an internal restructuring or a sale to a third party. Riess noted that, "While BREED's Board of Directors considered a number of options, including the sale of the business to several interested third parties, it was ultimately determined that continuing as a `stand-alone' enterprise with substantially reduced debt is in the best interests of BREED, its customers, its creditors and its employees." The Company did not comment further on the specifics of the Plan stating that the entire document will be available for review when it is filed with the United States Bankruptcy Court in Delaware within the next few days.

         The Company further announced that the Company's Vice Chairman, President and Chief Operating Officer, Charles J. Speranzella, Jr., will be leaving the company. The Board of Directors


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and Mr. Riess have requested that Mr. Speranzella remain with the Company for a period of transition. "Chuck's experience and familiarity with BREED's business and its customers will be invaluable to making a smooth transition," said Mr. Riess, who added that no additional management changes are foreseen for the immediate future.


         The Company expects that once the adequacy of the Disclosure Statement which accompanies the Plan of Reorganization is approved by the Bankruptcy Court, which is expected to take place in the mid-October, it will take approximately two months for the bankruptcy process to be completed.

         The statements contained in this press release that are not purely historical, including statements regarding BREED's objectives, expectations, intentions and beliefs regarding the future are "forward-looking" statements within the meaning of Section 27A of the Securities Exchange Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. Such statements are subject to certain risks and uncertainties that could cause the results to differ materially from those projected. In particular, but not by way of limitation, no assurance can be given that BREED will file a Plan of Disclosure as described or that the Plan will be confirmed by the Bankruptcy Court having jurisdiction over BREED's case; nor can there be any assurance that there will be no additional management changes at the Company. Risks inherent in such statements include the potential that a higher and better offer will be submitted for the Company prior to the confirmation of the Plan and changes that might be implemented by such an offeror. While management believes these forward-looking statements are reasonable, undue reliance should not be placed on such forward-looking statements, which are based on current expectations.

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